UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2006

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11512	04-2857552
(Commission File Number)	(I.R.S. Employer Identification No.)

27 Drydock Avenue
Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On February 10, 2006, SatCon Technology Corporation (the “Company”) entered into a Fourth Loan Modification Agreement (the “Fourth Loan Modification Agreement”) with Silicon Valley Bank (the “Bank”), a California-chartered bank.

The Fourth Loan Modification Agreement modifies the Loan and Security Agreement, dated as of January 31, 2005, between the parties, as previously amended by the Loan Modification Agreement, dated as of May 31, 2005, the Second Loan Modification Agreement, dated as of November 21, 2005, and the Third Loan Modification Agreement, dated as of February 2, 2006 (as amended, the “Loan Agreement”).  Under the terms of the Loan Agreement, the Bank will provide the Company with a credit line of up to $7.0 million.  The Loan Agreement is secured by most of the assets of the Company and advances under the Loan Agreement are limited to 80% of eligible receivables and up to $1.0 million based on the levels of eligible inventory.  Interest on outstanding borrowings accrues at the Bank’s prime rate of interest plus 1.5% per annum.  In addition, the Loan Agreement provides the ability to borrow up to $3,000,000 on a revolver basis paying only interest provided that the Company remains in compliance with all financial covenants, as defined.  In addition, the Company will pay to the Bank a collateral handling fee of $750 per month and has agreed to the following additional fees: (i) $25,000 commitment fee; (ii) an unused line fee in the amount of 0.5% per annum; and (iii) an early termination fee of 0.5% of the total credit line if the Company terminates the Loan Agreement within the first six months.  The Fourth Loan Agreement contains certain financial covenants relating to tangible net worth, as defined, which the Company must satisfy in order to continue to borrow from the Bank.  The Loan Agreement will expire on January 29, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: February 14, 2006	By:	/s/ David E. O’Neil
David E. O’Neil
Vice President of Finance and Treasurer